5. CODE OF ETHICS

BEMA GOLD CORPORATION

Summary of the Company's Code of Conduct for Directors
of Bema Gold Corporation and Its Subsidiaries

Guiding Principles

No code can replace the thoughtful behavior of an ethical director. However, the Company's essential objective is to uphold ethical standards in all of its corporate activities. The purpose of the Code of Conduct (the "Code") is to foster a climate of honesty, truthfulness and integrity.

The Company's Corporate Governance and Nominating Committee (the "Governance Committee") is responsible for setting the standards of business conduct contained in the Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Corporation, the business practices within the Company's industry, the Company's own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company's Governance Committee will oversee and monitor compliance with the Code, it is the individual responsibility of each director of the Company to comply with the Code.

Obligations

A.	Every director of the Company in exercising his or her powers and in discharging his or her duties shall, in accordance with the provisions of the Canada Business Corporations Act and the common law:

	(a)	act honestly and in good faith with a view to the best interests of the Company;

	(b)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances;

	(c)	exercise his or her director's powers for the purpose for which they were intended;

	(d)	ensure that the director's personal interest and his or her duty to the Company are not brought into conflict; and

	(e)	ensure that the director does not obtain or receive, directly or indirectly, a personal profit, gain or benefit as a result of his or her relationship with the Company.

B.	In discharging the general duty of undivided loyalty to the Company, every director who is:

	(a)	a party to a material contract or transaction or proposed material contract or transaction;

	(b)	a director or officer of any entity who is a party to a material contract or transaction or proposed material contract or transaction with the Company, or

	(c)	a person who has a material interest in any entity which is a party to a material contract or transaction or proposed material contract or transaction with the Company shall disclose the nature and extent of his or her interest in writing to the Company, or request to have that interest entered in the minutes of the meeting of directors at which the contract or transaction is first considered. In addition, such director shall retire from the meeting, if required by the Board of Directors, while the discussion on the material contract or transaction or proposed material contract or transaction is taking place and shall refrain from voting on the subject under consideration, but this shall not prevent the Board of Directors from calling him or her into the meeting to answer any questions regarding the matter under discussion nor shall it release the director from his or her obligation to inform the Board of Directors of what he or she knows of the situation and of any concerns.

However, because it may be impractical for a director or officer who serves as a director or officer of another entity or who has a material interest in another entity to know that the entity is entering into a material contract or transaction with the Company (and therefore to give notice of every such material contract or transaction), it is sufficient for the director to deliver a general notice to the directors of the Company, declaring that he or she is a director or officer or has a material interest in an entity and is to be regarded as interested in any contract or transaction made with that entity.

C.
Every director of the Company shall comply in all respects with the Company's Disclosure Controls and Procedures Policy and the Insider Trading Policy (collectively the "Policies") as same may be amended, updated or replaced from time to time. The Policies are hereby incorporated by reference and form part of this Code, so that a breach of the Policies shall constitute a breach of the Code.

Waivers

Any waiver from compliance with any of the terms of the Code or the Policies shall require the prior approval of the Company's Corporate Governance and Nominating Committee (the "Governance Committee") and shall be disclosed in the Company's next quarterly report.

Violations

Every director shall report, in person or in writing, any known or suspected violation of the Code or the Policies to the Company's Governance Committee. The Company shall not allow any retaliation against a director who acts in good faith in reporting any such violations.

The Company's Governance Committee shall cause an investigation of any reported violations and shall oversee an appropriate response, including corrective action and preventative measures. Any director who violates the Code or the Policies shall face appropriate, case specific, disciplinary action.

Affirmation

Every director is expected to read and become familiar with the Code and the Policies and may be required, from time to time, to affirm in writing his or her compliance with the Code and the Policies.

BEMA GOLD CORPORATION

Summary of the Company's Code of Conduct
for Employees of Bema Gold Corporation and its Subsidiaries

The Company's essential objective is to uphold the highest standards of ethical conduct in all of its activities. The Company strives to conduct its business consistent with the values of honesty, integrity, fairness, respect and responsibility. Furthermore, the Company will obey the law in all matters.

The Company has a Code of Conduct (the "Code") for its employees and its subsidiaries that summarizes our key principles of ethical conduct, provides guidance to recognize and deal with ethical issues, and establishes mechanisms to report unethical conduct. Every employee of the Company and any of its subsidiaries ("employee") has a responsibility to understand and comply fully with the Code and all other policies of the Company.

The Code outlines our obligations in the following areas:

1.

Conflicts of Interest

Employees are required to avoid situations where their personal interests interfere in any way with the interests of the Company, including receiving improper personal benefits as a result of their position in the Company.

2.	Confidentiality Employees are required to maintain and protect the confidentiality of all information and materials entrusted to them.

3.

Employee Trading

Employees must comply with the Company's Employee Insider Trading Policy that prohibits insider trading in the Company or any of its subsidiaries. They must also comply with the Company's Disclosure Controls and Procedures Policy and the Timely Disclosure, Confidentiality and Insider Trading Policy (collectively the "Policies") that prohibits insider trading in the Company's securities and promotes confidentiality and timely disclosure of material information about the Company.

4.

Fair Dealings

Employees are required to deal fairly with the Company's employees, customers, suppliers and competitors in a business-like manner, free from discriminatory practices, including harassment.

5.	Financial Transactions Employees must maintain the integrity of the Company's financial records and ensure full, fair, accurate and timely disclosure of financial information.

6.

Use of Resources

Employees are to safeguard and use the Company's resources for legitimate business purposes only.

The Code encourages employees to seek guidance when unsure about the best course of action in a particular situation. Additionally, employees are required to report violations of the Code and are protected from retaliation when making reports in good faith. Reported violations are investigated promptly and fairly.

The matters covered in the Code are of the utmost importance to the Company and are essential to our ability to conduct our business in accordance with our stated values and in compliance with laws and regulations. Any identified breach of the Code is swiftly and appropriately dealt with, including disciplinary action and preventative measures.